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Exhibit 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and Rule 406 under the Securities Act of 1933, as amended. These omitted portions have been marked with "*" and have been filed separately with the Securities and Exchange Commission.



                                LICENSE AGREEMENT



This License Agreement is entered into as of December 12, 2000, by and between API Pharmaceuticals, Inc. of 8707 Technology Forest Place, The Woodlands, Texas 77381-1191, U.S.A. ("API") and Sumitomo Pharmaceuticals Co., Ltd. of 2-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-8510, Japan ("Sumitomo").

1.       Definitions.

         "Subject Patent" means (i) US Patent Application Serial No. 06/836,524, filed March 5, 1986 and any patents issued thereon, and (ii) any divisions, continuations, continuation-in-part, reissues, renewals and extensions thereof.

         "Products" means any products covered by any of the Subject Patent, except for any product which contains [ ** ] ("Sumitomo Product").

         "Net Sales" means the gross sales of all the Products covered by a valid claim of an issued Subject Patent sold by API to third parties in the Territory less (i) all quantity discounts and customary allowances actually granted to such third parties with respect to the sale of the Products, (ii) returns of the Products to API from its customer by reason of spoiled, damaged or outdated products and (iii) transportation and handling charges, taxes and duties applicable to sales of the Products.

         "Territory" means U.S.A. and its territories and protectorates.

2. License. Sumitomo hereby grants to API under the Subject Patent except for the treatment of hepatoma (i) an exclusive license to make, have made, use, develop, import and sell [ ** ] ("API Product") (ii) an exclusive license but for Sumitomo to make, have made, use, develop, import and sell any other Products than API Product, in the Territory.

3. Compensation. In consideration of the license hereunder, API shall pay the following milestone payments and running royalties to Sumitomo by bank transfer to Sumitomo's designated account as set forth below.

         Milestone Payments

         o  US$500,000 within thirty (30) days of executing this Agreement;



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         o  [ ** ] within thirty (30) days of acceptance of filing the first regulatory application for sales regarding the first Product within the Territory;

         o [ ** ] within thirty (30) days of obtaining the first regulatory approval for sales regarding the first Product within the Territory;

         o [ ** ] within thirty (30) days of the earliest fiscal year end of API when cumulative Net Sales in the Territory reaches [ ** ];

         o [ ** ] within thirty (30) days of obtaining regulatory approval for sales regarding each additional product among the Products within the Territory.

Running Royalty

         Within ninety (90) days of each fiscal year end of API:

         o  [ ** ] for the part of annual Net Sales up to [ ** ];

         o  [ ** ] for the part of annual Net Sales over [ ** ] up to [ ** ];

         o  [ ** ] for the part of annual Net Sales over [ ** ].

In the event that the Product is sold by API in combination with other active ingredients, the applicable royalty payable by API shall be reduced proportionately based upon the selling prices of each active ingredients individually as compared to the selling price of the combined product.

4. Taxes. Withholding taxes, if any, levied on any of the above payments may be deducted therefrom, and API shall furnish to Sumitomo the evidences of the payment of any such taxes for Sumitomo to obtain tax reduction from Japanese government.

5. Royalty Report. API shall furnish to Sumitomo within ninety (90) days of its fiscal year a written report showing (i) the Net Sales of all Products sold by API and the running royalty on such Net Sales during the reporting period and (ii) withholding taxes set forth in the above paragraph 4.

6. Records and Audit. API shall keep accurate records in sufficient detail to enable the running royalties payable hereunder to be determined for eight (8) years from the year in which such sales occurred. Upon reasonable prior notice, Sumitomo may, at Sumitomo's expense, and not more than once in each fiscal year, have a public accounting firm examine the records stipulated above during reasonable business hours. Said public accounting firm shall treat as confidential, and shall not disclose any information acquired through the audit.

7.       Patent Infringement by Third Party; Prosecution and Maintenance.

         (1) In the event that a third party infringes or threatens to infringe any of the Subject Patents except for those concerning Sumitomo Product in the Territory, API may, after full consultation with Sumitomo, take any suitable measures including a legal action against such infringement and Sumitomo shall give reasonable



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                  assistance (excluding financial assistance) to API. If API commences litigation, it shall have the right to sue in Sumitomo's name as attorney in fact for Sumitomo. API shall be entitled to a credit against up to [ ** ]of the royalty payments required under paragraph 3 for the amounts paid by it in defending and enforcing the Subject Patent. Any recoveries which API receives as damages or settlement as the result of such measures shall be first credited to such royalty and the remaining sum, if any, shall be [ ** ] by Sumitomo and API.

                  API shall keep Sumitomo reasonably informed as to such infringement and measures, and shall not execute a settlement or compromise on such infringement without prior consent of Sumitomo, which consent shall not be unreasonably withheld or delayed. Sumitomo has the right to participate in or take any such measures at its own discretion and expense.

         (2) Sumitomo shall be responsible for prosecution and maintenance of the Subject Patent, at its expense, and shall keep API informed thereof. In the event that API assumes the prosecution and maintenance of the Subject Patent, it shall be entitled to a [ ** ] against royalties due under paragraph 3 above.

8. Product Liability. API shall indemnify and hold harmless Sumitomo (including its affiliates, employees, agents and representatives) against any and all claims, damages, liabilities, losses, costs and expenses of any kind or nature arising out of or in connection with third party claims or suits relating to the Products made, developed, manufactured, imported or sold by API.

9. Term. This Agreement shall become effective on the date when API withdraws the pending case between the parties regarding Subject Patent, and shall remain in full force until the latest expiration date of the Subject Patent. Sumitomo may terminate this Agreement if API resumes such case or contests the validity of the Subject Patent in any other way.

10. Termination. Either party may at any time immediately terminate this Agreement, by giving written notice to the other party, upon the happening of any of the following events:

         1) if the other party makes an assignment of substantially all of its assets for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or reorganization instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property;

         2) if the other party becomes insolvent, or is unable to pay its debts as and when they fall due;

         3) if default is made by the other party in performance or observance of any provision of this Agreement and such default is not rectified within thirty (30) days notice specifying the default.




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11.      Reimbursement. API shall reimburse Sumitomo such costs and expenses, including, but not limited to, lawyer's fee, as incurred by Sumitomo on and after the effective date hereof in connection with the pending case stipulated in the paragraph 9.

12. Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties with respect to the subject matter hereof, and replaces all previous representations, understandings or arrangements given or made by the parties with respect thereto, whether oral or in writing.

13. Non-Assignment. Neither party may assign all or any of its rights under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, and except in the case described in paragraph 10(1) above, either party may assign this Agreement without such consent to a third party that succeeds to all or substantially all of the assigning party's business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of [ ** ].

15. Arbitration. Any dispute or controversy between the parties as to the interpretation, enforcement or termination of this Agreement, which cannot otherwise be settled by the parties, shall be finally settled by binding arbitration under the Rules of the International Chamber of Commerce to be held at the principal place of business of the party against whom any such action was initiated. Such arbitration proceeding shall be conducted, in English, by a panel of 3 arbitrators appointed in accordance with such rules. The costs of the arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless otherwise determined by the arbitrators. Each party shall bear the cost of its own attorneys' fees and expert fees incurred in such proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by their duly authorized representatives and each party keeps one each.

Accepted:                           Accepted:
API Pharmaceuticals, Inc.           Sumitomo Pharmaceuticals Co., Ltd.

By: /s/ GEOFFREY F. COX, PH.D.      By:  /s/ HIROSHI NOGUCHI, PH.D.
   ------------------------------       ---------------------------------------
         Geoffrey F. Cox, Ph.D.            Hiroshi Noguchi, Ph.D.
                                           Director, General Manager of Business
Title:   Chairman and CEO           Title: Development and Licensing Office
      ---------------------------          ------------------------------------


Date:     December 12, 2000         Date:         December 12, 2000
     ----------------------------          -------------------------------------




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